SC 13G 1 dsc13g.htm SCHEDULE 13G

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934


VISIONCHINA MEDIA, INC.

(Name of Issuer)
AMERICAN DEPOSITORY RECEIPT

(Title of Class of Securities)



92833U103
                                (CUSIP Number)
MAY 19, 2010

(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is file:
  Rule 13d-1(b)
X Rule 13d-1(c)
  Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person"s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 92833U103

13G

Page 2 of 10 Pages






  1.

NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)







            Hamon Asset Management Limited ("HAML")


  2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP



(a)  X




(b)


  3.

SEC USE ONLY







  4.

CITIZENSHIP OR PLACE OF ORGANIZATION




            Hong Kong






NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH

  5.    SOLE VOTING POWER





                1,591,200


  6.    SHARED VOTING POWER





                -0-


  7.    SOLE DISPOSITIVE POWER





               1,591,200


  8.    SHARED DISPOSITIVE POWER





                -0-

  9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON







              1,591,200


10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES







11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9




            2.22%


12.

TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)




            CO





CUSIP No. 92833U103

13G

Page 3 of 10 Pages






  1.

NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)







            Hamon Investment Management Limited ("HIML")


  2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP




(a)  X




(b)


  3.

SEC USE ONLY







  4.

CITIZENSHIP OR PLACE OF ORGANIZATION




            Hong Kong






NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH

  5.    SOLE VOTING POWER





                1,205,967


  6.    SHARED VOTING POWER





                -0-


  7.    SOLE DISPOSITIVE POWER





                 1,205,967

  8.    SHARED DISPOSITIVE POWER





                -0-






  9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON







             1,205,967


10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES







11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9




            1.68%


12.

TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)




            CO





CUSIP No. 92833U103

13G

Page 4 of 10 Pages






  1.

NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)







            Hamon U.S. Investment Advisors Limited ("HUS")


  2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)




(a)  X




(b)


  3.

SEC USE ONLY







  4.

CITIZENSHIP OR PLACE OF ORGANIZATION




            Hong Kong






NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH

  5.    SOLE VOTING POWER





                -0-


  6.    SHARED VOTING POWER





                -0-


  7.    SOLE DISPOSITIVE POWER





                4,427,937


  8.    SHARED DISPOSITIVE POWER





                -0-






  9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON







            4,427,937


10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES







11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9




            6.16%


12.

TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)







            IA










CUSIP No. 92833U103

13G

Page 5 of 10 Pages






  1.

NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)







            The Hamon Investment Group Pte Limited ("HIG")


  2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)




(a)  X




(b)


  3.

SEC USE ONLY







  4.

CITIZENSHIP OR PLACE OF ORGANIZATION




            Singapore






NUMBER OF
SHARES
BENEFICIALLY
OWNED BY EACH
REPORTING
PERSON WITH

  5.    SOLE VOTING POWER





                2,797,167


  6.    SHARED VOTING POWER





                -0-


  7.    SOLE DISPOSITIVE POWER





                7,225,104


  8.    SHARED DISPOSITIVE POWER





                -0-






  9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON







            7,225,104


10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES







11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9




            10.06%


12.

TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)




            CO





CUSIP No. 92833U103

13G

Page 6 of 10 Pages

Item 1

(a).

Name of Issuer:








VisionChina Media, Inc. (the "Issuer")




Item 1

(b).

Address of Issuer's Principal Executive Offices:








1/F Block No.7 Champs Elysees, Nongyuan Rd, Futian, Shenzhen 518040, PRC




Item 2

(a).

Name of Person Filing:


This statement is being filed by the following entities with respect to the shares of American Depository Receipt of the Issuer directly owned by
a) Dreyfus Greater China Fund ("DGC"),
b) Dreyfus Emerging Market Asia Fund ("DEM"),
c) Asia Pacific Performance Fund ("APP"),
d) Hamon Oriental Long Short Fund ("OLS"),
e) BNY Mellon Vietnam, India and China Fund ("VIC")
f) Asian Market Leaders Fund ("AML")
g) Renaissance China Plus Fund ("RCP") and
h) Hamon Greater China Fund ("HGC"):













(i)

HAML, investment manager of APP, OLS, VIC, HGC AND AML;














(ii)

HIML, investment manager of RCP;














(iii)

HUS, investment manager of DGC AND DEM;














(iv)

HIG, parent holding company of HAML, HIML AND HUS; and














HUS is registered under Investment Advisers Act of 1940.

HAML, HIML, HUS and HIG are sometimes
a) individually referred to herein as a "Reporting Person" and
b) collectively as the "Reporting Persons."

DGC, DEM, APP, OLS, VIC, HGC, AML & RCP are sometimes collectively called the "Funds".







Item 2

(b).

Address of Principal Business Office or, if None, Residence:








Address for Reporting Persons:
c/o Hamon Asset Management Limited
3510-3515 Jardine House
1 Connaught Place
Central
Hong Kong









Item 2

(c).

Citizenship:








HAML, HIML and HUS - Hong Kong

HIG - Singapore









Item 2

(d).

Title of Class of Securities:








American Depository Receipt ("ADR")




Item 2

(e).

CUSIP Number:








92833U103




Item 3.

Not applicable.





CUSIP No. 92833U103

13G

Page 7 of 10 Pages

Item 4.

Ownership.






For Reporting Persons:






(a)

Amount beneficially owned: 7,225,104 shares of ADR






(b)

Percent of class: 10.06%






(c)

Number of shares as to which such person has:








(i)

Sole power to vote or to direct the vote:










2,797,167








(ii)

Shared power to vote or to direct the vote:










-0-








(iii)

Sole power to dispose or to direct the disposition of:










7,225,104








(iv)

Shared power to dispose or to direct the disposition of:










-0-







Item 5.

Ownership of Five Percent or Less of a Class.




Not applicable.


Item 6.

Ownership of More than Five Percent on Behalf of Another Person.






Each of DGC, DEM, APP, OLS, VIC, HGC, AML & RCP
a) individually owns less than 5% of the shares but
b) exceeds 5% in aggregate.


HAML, HIML and HUS serve as
the investment manager to each of the Funds respectively.

Each of HAML, HIML and HUS has the power to direct the dividends from or the proceeds of the sale of the shares owned by the Funds.






Item 7.

Subsidiary Reported on by the Parent Holding Company.


Not applicable.




Item 8.

Identification and Classification of Members of the Group.






Not applicable.




Item 9.

Notice of Dissolution of Group.






Not applicable.




Item 10.

Certification.






By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.







CUSIP No. 92833U103

13G

Page 8 of 10 Pages
SIGNATURE
After reasonable inquiry and
to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

MAY 26, 2010
Date

HAMON ASSET MANAGEMENT LIMITED

/s/ Edmond Wong
Signature

Edmond Wong, Authorized Signatory
Name/Title

HAMON INVESTMENT MANAGEMENT LIMITED

/s/ Edmond Wong
Signature

Edmond Wong, Authorized Signatory
Name/Title

HAMON U.S. INVESTMENT ADVISORS LIMITED

/s/ Edmond Wong
Signature

Edmond Wong, Authorized Signatory
Name/Title

THE HAMON INVESTMENT GROUP PTE LIMITED

/s/ Hugh A. Simon
Signature

Hugh A. Simon, Authorized Signatory
Name/Title








CUSIP No. 92833U103

13G

Page 9 of 10 Pages
EXHIBIT INDEX




Exhibit 1.

Joint Filing Agreement as required by Rule 13d-1(k)(1)






CUSIP No. 92833U103

13G

Page 10 of 10 Pages
Exhibit 1
JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)
The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

MAY 26, 2010
Date

HAMON ASSET MANAGEMENT LIMITED

/s/ Edmond Wong
Signature

Edmond Wong, Authorized Signatory
Name/Title

HAMON INVESTMENT MANAGEMENT LIMITED

/s/ Edmond Wong
Signature

Edmond Wong, Authorized Signatory
Name/Title

HAMON U.S. INVESTMENT ADVISORS LIMITED

/s/ Edmond Wong
Signature

Edmond Wong, Authorized Signatory
Name/Title

THE HAMON INVESTMENT GROUP PTE LIMITED

/s/ Hugh A. Simon
Signature

Hugh A. Simon, Authorized Signatory
Name/Title